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                                                                   Exhibit 10(l)

                               SERVICES AGREEMENT

     Services Agreement (the "Agreement"), dated February 26, 2002, between Cybex International, Inc. ("Cybex"), a New York corporation and UM Holdings Ltd., ("UM Holdings"), a New Jersey corporation.

     WHEREAS, Arthur W. Hicks, Jr. (the "Shared Employee") is a certified public accountant licensed in Pennsylvania.

     WHEREAS, the Shared Employee currently serves as Vice President and Chief Financial Officer of UM Holdings;

     WHEREAS, Cybex wishes to retain the services of the Shared Employee to serve as its Acting Chief Financial Officer to perform the functions and duties of such office, in a high-quality, cost effective manner;

     WHEREAS, given its investment in Cybex, UM Holdings believes it to be in its best interest to assist Cybex in its above stated wishes; and

     NOW THEREFORE, for good and valuable consideration, the parties, intending to be legally bound, agree as follows:

     1. Term. The initial term of this Agreement shall commence on February 26, 2002 and expire on December 31, 2002 (the "Initial Term"). After the expiration of the Initial Term, this Agreement shall renew for successive one (1) year periods (the "Renewal Terms") unless and until cancelled in accordance with the provisions hereof.

     2. Services. During the Initial Term and any and all Renewal Terms (hereinafter referred to as the "Term"), the Shared Employee shall remain as an employee of UM Holdings. It is expected that the Shared Employee will expend approximately seventy percent (70%), but any event not less than fifty percent (50%), of his time performing duties hereunder.

     3. Fees. (a) As full compensation for the services to be provided hereunder, Cybex shall pay to UM Holdings fees at the rate of $120,000 per annum, payable in equal monthly installments, for so long as this Agreement remains in effect. Cybex will also be responsible for expenses as provided in paragraph 4 below.


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          (b) The Shared Employee shall in no event be deemed to be an employee or independent contractor of Cybex, and UM Holdings will remain responsible for the compensation, benefits and related payroll taxes and withholding for the Shared Employee.

     4.   Conditions.

              A. During the Term, the Shared Employee shall receive a salary from UM Holdings, including benefits; such salary and benefits shall be reviewed from time to time and adjusted by UM Holdings in its sole discretion.
              B. During the Term, all approved training, seminar or other costs incurred by the Shared Employee: (i) for the sole benefit of Cybex shall be borne by Cybex; (ii) for the sole benefit of UM Holdings shall be borne by UM Holdings; and
                    (iii) for the mutual benefit of Cybex and UM Holdings shall be split evenly between Cybex and UM Holdings. Notwithstanding this paragraph, should Shared Employee incur costs at the specific request of either Cybex or UM Holdings, then regardless of the benefits received by either entity, the requesting entity shall bear any and all resultant costs.
              C. Cybex shall be responsible for all of the expenses incurred by the Shared Employee for the benefit of Cybex only to the extent such expenses would have been reimbursed by Cybex through its normal approval process.

     5. Confidentiality. The Shared Employee shall keep strictly confidential all information concerning Cybex or any of the business or activities of Cybex, and during the Term of the Agreement shall perform his duties so as to respect the principles and intent of the respective codes of conduct and ethics of Cybex and UM Holdings, and the Shared Employee will sign such instruments with respect thereto the terms of which shall be reasonably negotiated by the respective parties.

     6. Termination. Cybex or UM Holdings may terminate this Agreement at any time during the Term on one (1) month written notice, provided, however, that this Agreement may

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          be terminated on less than one (1) month written notice on terms that are mutually acceptable to Cybex and UM Holdings. In the event of termination, Cybex shall promptly pay to UM Holdings all amounts due and owing under the term of this Agreement up to and including the date of termination.

     7. Notices. Any notice made under this Agreement shall be deemed given to the other party if in writing and personally delivered; sent by registered mail; or sent by facsimile transmission; addressed as follows:

               If to Cybex:

               Cybex International, Inc.
               Attention: Karen Slein
               10 Trotter Drive
               Medway, MA  02053
               (508) 533-5500 (fax)

               If to UM Holdings:

               UM Holdings Ltd.
               Attention: Jordan Mersky, General Counsel
               56 Haddon Avenue
               Haddonfield, NJ 08033
               (856) 354-2216 (fax)

     8. Responsibilities. UM Holdings' responsibilities under this Agreement is to use normal business efforts to cause the Shared Employee to render the services called for hereunder in a manner reasonably satisfactory to Cybex. No party shall be liable or held accountable for any mistakes of fact or law or for any loss or damage to the other party arising or resulting therefrom or for errors of judgment, or otherwise for any acts or omissions, so long as it acts in good faith and with reasonable diligence.

     9. Legal Relationship. It is not the intention of the parties that this Agreement or the operation thereof shall create a legal relationship between them which could be construed as agency, partnership or joint venture.

     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and there are no representations or

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          warranties, express or implied statutory or otherwise and no agreements collateral to this Agreement other than expressly set forth or referred to herein.

     11. Further Acts. Each of the parties will, at the reasonable request of the other, take such steps or provide such further assistance as may be required to enable the due performance of the terms and conditions of the Agreement.

     12. Applicable Law. This Agreement shall be construed, interpreted and applied in the Courts and according to the laws of the State of New Jersey.

     IN WITNESS WHEREOF, Cybex and UM Holdings have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            CYBEX INTERNATIONAL, INC.


                                            /s/ John Aglialoro
                                            -------------------
                                            Name: John Aglialoro
                                            Title: Chairman and CEO

                                            UM HOLDINGS LTD.


                                            /s/ Jordan S. Mersky
                                            --------------------
                                            Name: Jordan S. Mersky
                                            Title: Vice President and General
                                                   Counsel

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